EXHIBIT 10.2

FIRST AMENDMENT TO SALE AND PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO SALE AND PURCHASE AGREEMENT (“Amendment”), dated as of June 25, 2014, is made between HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”), with reference to the following facts:
A.Seller and Buyer entered into that certain Sale and Purchase Agreement dated April 29, 2014 (“Agreement”) for the purchase and sale of that certain real property commonly known as “Harrison Place Apartments” located at 5812 Beatle Drive, Indianapolis, Indiana, as more particularly described in the Agreement. Except as otherwise expressly defined in this Amendment, all initially capitalized terms used in this Amendment have the same meanings as in the Agreement.
B.Since the Contract Date, the occupancy rate in the apartments on the Real Property has reduced. Accordingly, the parties now desire to amend the Agreement to provide that, upon Closing, Buyer shall be entitled to a credit against the Purchase Price in the amount of Thirty-Five Thousand Seven Hundred Fifty and 00/100 Dollars ($35,750.00) (“Reduced Occupancy Credit”) to compensate Buyer for losses resulting from such reduction in occupancy, and to further amend the Agreement as provided below.
THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:
1.Buyer Credit. At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the Reduced Occupancy Credit.
2.    Counterparts; Copies. This Amendment may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.
3.    Conflicts. If any conflict between this Amendment and the Agreement should arise, the terms of this Amendment shall control.
4.    Continuing Effect. There are no other amendments or modifications to the Agreement other than this Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and reaffirmed.
5.    Authority. The individual(s) executing this Amendment on behalf of each party hereto hereby represent and warrant that he or she has the capacity, with full power and authority, to bind such party to the terms and provisions of this Amendment.
6.    Attorneys’ Fees. In any action to enforce or interpret the provisions of this Amendment, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.
[Signatures Appear on Following Page(s)]

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Executed as of the date first written above.

SELLER:

HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company

By:	Brown Realty Manager, Inc., a Delaware corporation, as co-manager

By:	/s/ Thomas R. Burton
Name:	Thomas R. Burton
Title:	Vice President

By:	JCAP Management Limited Partnership, an Arizona limited partnership, as co-manager

By:	/s/ Brian Johnson, President
Brian Johnson, President

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BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

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